UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2019

AMNEAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38485	32-0546926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Blvd

Bridgewater, NJ 08807

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 947-3120

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMRX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On December 14, 2019, the Board of Directors (the “Board”) of Amneal Pharmaceuticals, Inc. (the “Company”) appointed each of Jeffrey P. George, John J. Kiely, Jr. and Shlomo Yanai as a director, effective immediately. Each of Messrs. George, Kiely and Yanai will serve on the Board until the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified. The Board affirmatively determined that each of Messrs. George, Kiely and Yanai is independent under the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange.

Mr. George has nearly 20 years of global healthcare and corporate leadership experience across North America, Europe and emerging markets. He currently serves as Managing Partner of Maytal Capital, a private equity investment and advisory firm he founded, a position he has held since January 2017, as well as an Operating Partner at Revival Healthcare Capital, a medical-device private equity firm, a position he has held since December 2018. Among other leadership roles, Mr. George previously served as Division Head and CEO of Sandoz, Novartis’ generic pharmaceuticals and biosimilars subsidiary, from 2008 to 2014; as Division Head and CEO of Alcon, Novartis’ then branded eye care business, from 2014 to 2016; and more recently as CEO and board member of Performance Health, the largest global manufacturer and distributor of products to the physical therapy and rehabilitation markets. He currently serves on the board of Silicon Valley-based healthcare software firm Roam Analytics and previously served on the boards of AdvaMed (the Advanced Medical Technology Association) and Performance Health Holdings. Mr. George holds a master of business administration from Harvard Business School, a master degree from Johns Hopkins University’s School of Advanced International Studies, and a bachelor of arts degree from Carleton College.

Mr. Kiely has more than 35 years of financial leadership and advisory experience serving public companies, including multi-national corporations. Until June 2019 he served as Senior Assurance Partner at Pricewaterhouse Coopers, where he focused on the pharmaceutical, manufacturing chemical and medical device sectors. From 1980 to June 2019, he held various roles of increasing responsibility at Pricewaterhouse Coopers, including as U.S. Pharmaceutical Leader and Global Pharmaceutical Assurance Leader. Mr. Kiely is currently and has been since July 2019 on the board of directors of Zovio, Inc., an education technology services company. Mr. Kiely holds a bachelor of science degree from Saint Francis University.

Mr. Yanai has more than 15 years of corporate leadership experience, primarily in the pharmaceutical industry. He served as President and Chief Executive Officer at Teva Pharmaceutical Industries Ltd. from 2007 to 2012. Mr. Yanai currently serves as an advisor to CVC Capital Partners, a private equity firm. In addition, he currently serves on the boards of PDL BioPharma Inc. and WR Grace & Co. He previously served on the boards of Cambrex Corp., Lumenis Ltd., Perrigo Company and Sagent Pharmaceuticals, among others, and held various leadership positions in the Israel Defense Forces. Mr. Yanai holds a master of public administration degree from George Washington University and a bachelor of arts from Tel Aviv University and is also a graduate of the U.S. National Defense University – War College.

Each of Messrs. George, Kiely and Yanai will participate in all non-employee director compensation and benefit programs in which the Company’s other non-employee directors participate pursuant to the Company’s Non-Employee Director Compensation Policy, including a pro rated initial award of stock options with a target fair value of approximately $72,690 and a pro rated initial award of restricted stock units with a target fair value of $35,803, each as of the date of appointment to the Board.

There are no related party transactions involving any of Messrs. George, Kiely and Yanai and the Company.

Director Resignation

On December 14, 2019, Jean Selden Greene resigned as a director, effective immediately. Ms. Greene’s resignation was not based on any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2019	AMNEAL PHARMACEUTICALS, INC.

	By:	/s/ Todd P. Branning
	Name:	Todd P. Branning
	Title:	Senior Vice President and Chief Financial Officer